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                               UNITED STATES
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



                            EL PASO CORPORATION
                               BRUCE CONNERY
                                MAY 13, 2003
                               11:30 A.M. EST


OPERATOR:   Good morning, ladies and gentlemen.  And welcome to the El Paso
Corporation first quarter, 2003 earnings teleconference.

At this time, all participants have been placed on a listen-only mode. And the floor will be open for questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, Mr. Bruce Connery. Sir, the floor is yours.

BRUCE CONNERY, EL PASO CORPORATION: Thank you. And thank you for joining us this morning. We have our full management team present here in Houston.

I need to make you aware that during the course of the conference call, we will be referring to a number of charts. Those charts are available on our Web site which is ElPaso.com in the "for investors" section.

Before we begin the call, I need to go through our forward-looking statements and other cautionary language.

During this presentation, we will include forward-looking statements and projections made in the reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information assumptions on which the statements and projections are based are current, reasonable and complete.

However, a variety of factors could cause actual results to differ materially from these projections, anticipated results, or other expectations expressed in this call, including without limitation our ability to attract and retain qualified members of the board of directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy crisis; material and adverse impacts from our proxy contest with Celine Zilk (ph) and Oscar Wyatt (ph); actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with government regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on timely basis; difficulty in integration of the operations of previously acquired companies; competition; and other factors described in the company's Securities and Exchange Commission filings.

While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.

The company assumes no obligation to publicly update or revise any forward-looking statements made herein, or any forward-looking statements made by the company whether as a result of new information, future events or otherwise.

In this presentation, we will include certain financial information that's calculated and presented on the basis and methodologies other than in accordance with generally accepted accounting principals - GAAP. A presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and a reconciliation between each non-GAAP financial measure used in this presentation with the most directly comparable with calculated and presented in accordance with GAAP is provided on our Web site, www.ElPaso.com. This information may be accessed in the "for investors" section by clicking first quarter 2003 operating statistics, or by clicking the first quarter 2003 earning review presentation in the presentation section of the "for investors" section.

On May 12, 2003, El Paso began the process of mailing its definitive proxy statement together with a WHITE proxy card. Shareholders are strongly advised to read El Paso's proxy statement as it contains important information. Shareholders may obtain an additional copy of El Paso's definitive proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the internet Web site maintained by the SEC at www.SEC.gov.

Copies if the definitive proxy statement are available for free at El Paso's internet Web site at www.ElPaso.com, or by writing to El Paso Corporation Investor Relations, P.O. Box 23511, Houston, TX, 77252. In addition, copies of El Paso's proxy materials may be requested by contacting El Paso's proxy solicitor, McKenzie (ph) Partners, Inc., at 800-322-2885 toll free, or by email at proxy@McKenziePartners.com.

Information regarding names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso shareholders is contained in El Paso's definitive proxy statement.

Before I turn the call over to Ron, let me make you aware that we have included a reconciliation of GAAP and non-GAAP numbers. So Ron's comments will begin with page seven.

With that aside, I'll turn it over to Ron.

RONALD KUEHN, CHAIRMAN AND CEO, EL PASO CORPORATION: Thank you, Bruce. Good morning, everyone. And thank you for joining us. In addition to Bruce, with me here today are others from our management team including Dwight Scott, our CFO; Rod Erskine, President of the Production company; John Somerhalder, President of El Paso's Pipeline group; and Bob Phillips, President of El Paso Field Services.

In this morning's call, we are going to give you an update on our progress, provide an overview of our plan to reduce debt and other obligations by about $7.5 billion, review our first-quarter results, and provide some context for where we are taking the business.

Dwight will give you a complete run down of the company's first quarter financial performance. But let me hit some of the key points. And we're now on slide seven.

We believe El Paso is now in a much improved position versus where we were earlier this year. However, we have had to overcome some substantial challenges, particularly in first quarter. During this quarter, as you know, the rating agencies downgraded our senior debt. The business environment continued to be difficult with reduced liquidity for commodity trading. And a sharp spike in natural gas prices increased cash use on our production hedges, and in our trade book.

Against this difficult backdrop, I am pleased to say that we successfully renegotiated our largest bank facility.

Also in first quarter, each of our businesses performed well in addressing the issues we told you we would address in our February 5 plan announcement. Our Pipeline and Production groups both reported earnings above our expectations, reduced their capital needs, and were instrumental in our various financing activities.

Gulf Terra, our midstream MLP, maintained its credit ratings and completed important financings that should allow it to continue its strong growth.

Our Power business performed as planned. And we worked simplification of that business with the expected consolidation of our Electron (ph) and Gemstone financings.

Petroleum LNG reported better than expected results and reduced their stress demand (ph) through the renegotiation of our shift (ph) charters.

Finally, trading had a worse than expected earnings contribution, but met or exceeded our targets relating to reduction in the business size and cash demand despite a very volatile commodity environment.

The net impact of all this is that our pro forma financial performance was substantially better than the fourth quarter of 2002.

El Paso reported a net loss of $394 million or 66 cents per diluted share for first quarter on a GAAP basis, compared with earnings last year in the first quarter of 383 million or 72 cents per diluted share. On a pro forma basis, we had net income for first quarter of $140 million or 24 cents per diluted share, compared with the first quarter last year of 502 million or 93 cents per diluted share.

Certainly the big difference versus last year with was the merchant business which is what you would expect to see.

We had a total of 534 million of nonrecurring items - or 90 cents per diluted share - this quarter, which includes asset impairments, write downs, and net gains on asset sales. Dwight will give you additional details on these nonrecurring items.

Cash flow from operations was 595 million in first quarter, compared with 446 million in fourth quarter of 2002, and 739 million in first quarter of last year. This cash flow was consistent with our expectations and highlights the cash generating capability of the company. This reflects our continuing sale of non-core assets.

I'm now moving to slide eight.

Despite these good results, however, we continue to be affected by the cost of exiting the trading business. Dwight will walk you through some of those factors in more detail.

Nevertheless, our Pipeline group and Production business posted very good results. As you can see on page eight, the total pro forma EBIT from our three core businesses was sharply higher than both the last quarter and the first quarter of 2002.

So where do we see things going for the balance of the year?

First, we currently expect our pro forma earnings to be in line with the FirstCall consensus of 87 cents per share.

Second, we believe that we will meet our cash flow from operations target of approximately $2.6 billion. Our cash flow from operations before working capital changes was strong in the quarter. And we expect to recover all of the working capital used during the period prior to year end.

Third, we expect to reduce our outstanding obligations through (ph) common stock by at least $2.5 billion. Dwight will discuss in detail the debt reduction that we will achieve in 2004 and beyond. We know that you want to see progress in this area. And you will.

Finally and perhaps more significantly, industry fundamentals have never been better. As we shape the company for the future, we will continue to make decisions to benefit from these strong fundamentals. This should translate into better performance for El Paso overall.

Moving to slide 10.

Let me spend a few minutes giving you some perspective on our achievements this year and provide you with an overview of where the company is going.

Our operational financial plan announced in early February is soundly on track. We have executed well against the plan - again, thanks to the efforts of all of El Paso's employees. While I have been CEO for only a few months, I continue to be impressed by the hard work and dedication that I see throughout the company. The hard work is evident in the progress that we have made. We have completed or have executed binding contracts for 2.3 billion - 67 percent of the 3.4 billion of noncore asset sales we have planned this year.

You will see that we have significantly improved our liquidity. As of April 30, 2003, we had cash on hand of $1.9 billion.

We are continuing the simplification of the balance sheet. We have negotiated a settlement in principle on the Western Energy crisis and are working towards the completion of the formal agreement. We were able to extend our $3 billion bank facility which is a very important step for us. We completed 1.9 billion of financings. And as we reported last quarter, we have successfully sold our European natural gas trading book.

As for the company's search for a new CEO, I can tell you that there are a number of highly qualified candidates who have indicated that they would be open to seriously considering the CEO position once the proxy contest is behind us.

Now, moving to slide 11.

I am continuing to work closely with the board and management to look for additional ways to maximize the opportunities inherent in our core businesses. To that end, we have formed a board-level long-range planning committee that is undertaking significant efforts to find the most effective and efficient structure for our businesses while reducing debt substantially.

We are very focused on delivering an additional $250 million of cost savings and business efficiencies. That is above and beyond the 150 million that we have previously announced would be achieved by the end of this year.

We believe we can achieve these numbers from corporate and business unit cost reductions as well as revenue enhancements at the business unit level. We are very serious about cost-cutting. And every cost within the organization from top to bottom at every level of management will be examined. And we are starting at the top.

As you probably saw, we announced that we were reducing the number of senior executives in the company. As a result, Brent Austin, Brad Jenkins and Clark Smith will be leaving the company. And others in the senior management group will be re-deployed.

I'd like to take a moment to thank Brent, Greg and Clark for their work on behalf of El Paso. They are outstanding people. And each of them has made significant contributions to our company. This action is certainly not a reflection on them. We simply have to reduce costs and we will. I and all of their friends at El Paso wish them all the best in their future endeavors.

Turning now to slide 12.

We have accomplished a great deal in the past few months to ensure the long-term survival of the company. We have been focused on a debt and cost reduction program. Over the next two years, we plan to retire approximately
7.5 billion of debt from our balance sheet - or the equivalent of more than $12 a share. About 4.5 billion is associated with the sale of non-core assets. And approximately three billion of this amount consists primarily of the recovery of collateral and using excess cash to pay down debt.

We expect to accomplish much more through our long-range planning process. The goal of this process is to achieve substantial improvements in earnings and free cash flow.

As we look at the future earnings of El Paso, we can eliminate the results of our divested merchant businesses in telecom. Add the after-tax effect of a significant portion of the cost reductions in business efficiencies from our current cost reduction program including the Clean Slate initiative. And add the net interest savings from our plan to reduce debt by about 7.5 billion.

We are focused on optimizing and streamlining the company's core natural gas businesses, achieving additional debt reductions in order to restore our investment-grade rating, maximizing the company's earnings, and generating free cash flow.

With that, I will now turn it over to John Somerhalder who will review the first quarter result for the Pipeline business. And I will be back later to sum up. John?

JOHN SOMERHALDER, PRESIDENT OF PIPELINE GROUP, EL PASO CORPORATION:   Thank
you, Ron.  Good morning.

If you will turn to slide 14.

As Ron already indicated, the Pipeline group had a very good first quarter. EBIT was 429 million compared to a little under 400 million a year ago in the first quarter of 2002. Throughput was up to 23.5 billion, compared to under 22 billion in the quarter a year ago.

What we saw was between expansion and this nine percent increase in throughput, those issues led to these very strong results. What we saw on the Pipeline systems particularly in the East - Tennessee, Southern Natural Gas, A & R - all established new peak day throughput records. Port-a-Gas
(ph) transmission - even though that is a summer peaking market - still established a peak day winter record. And, in fact, that new peak day winter level was very close to what we had seen in the past on a peak day for summer. So very good throughputs on all of our systems, particularly those in the East.

The most important thing is we continue to see improving capacity values.

First, with this quarter's return to normal - in fact, it was a little colder than normal on our markets in the East - winter weather, we saw the benefit of that set of fundamentals. And you see that directly in the quarters' performance. Increased throughput on Tennessee is an example, results in some additional revenues because that's not straight-straight fix variable. We have some additional costs that we recover as volumes increase.

Also, coming out of the winter, we saw a record-low storage levels. That storage will need to be refilled. So we have an upside on throughput and on revenues as we move forward.

Most importantly, these higher load factors and a return to more normal weather has shown the LDCs and the state utility commissions the value of that capacity. And we're seeing that recognition in direct communications with those groups and in some re-contracting that is going in a very positive direction.

So we had a very good quarter on the Pipeline group, and extremely strong fundamentals as we move forward.

With that, I'll turn it over to Rod Erskine to talk of the production group.

ROD ERSKINE, PRESIDENT OF PRODUCTION GROUP, EL PASO CORPORATION:   Thanks,
John.  Good morning, ladies and gentlemen.

If you'll turn to slide 15.

And you can see production is off to a good start in the first quarter with EBIT adjusted for nonrecurring items of $256 million - 47 million or 22 percent above last year's first quarter, and above the fourth quarter.

The $12 million of nonrecurring items consists of $9 million of future tax credits that were given up associated with the Canadian property sales, and a $3 million restructuring charge associated with our Clean Slate initiative. EBIT increase is a result of higher prices for both gas and liquids. Partially offsetting the higher price are lower volumes and higher DD&A (ph) as a result of our large property sales last year.

In a positive direction, there is electricity. Direct lifting cost was down, partially as a result of the property sales but also as a result of our cost-cutting as we began our Clean Slate initiative.

Our current run rate on production is a little above 500 Bcf a year, below our previous guidance of 550 Bcf for the year. We have a significant number of new discoveries coming onstream over the next few months that will increase our production. During first quarter, we had five Deep Shelf discoveries, three south Texas discoveries, and a discovery in north Louisiana that have a combined well capacity of 380 million cubic feet a day equivalent net of new volumes.

In addition, our winter drawing (ph) program in Canada was very successful, with three new Slate Point (ph) discoveries and two kadat (ph) and partium
(ph) discoveries around Port St. John in British Columbia with a combined well capacity of 100 million cubic feet a day equivalent - or 64 million a day net.

Developed (ph) wells are underway on several of the discoveries which should add another 100 million a day net. And total, these new discoveries will add 375 to 400 million a day by year end. But the timing of bringing them onstream will make it difficult to hit our original target of 550 Bcf equivalent average rate for this year.

Higher than anticipated CO2 and HTS contents in our Deep Shelf discoveries is creating some delay in putting them onstream, as additional facilities are needed to handle the acid (ph) gas. A wet spring and plant capacity limitations is slowing the full production of our Canadian discoveries.

Forecasting our production for the year is a bit difficult, as a slide of one or two months on volumes of this significance could impact our forecast substantially. But I would currently give a best estimate of 525 Bcf equivalent on the year.

Part of the shortfall associated with our relationship of gas to NGL process has to do (ph) whether we process or not. Currently we are forecasting less processing, which reduces our volume by five Bcf for the year, but not our revenues as we sell that gas in the form of BTUs. Offsetting the potential buying (INAUDIBLE) are significantly higher prices and the previously mentioned lower lifting cost, resulting in our full-year EBIT forecast remaining at or above our original forecast.

Now, I'd like to turn it over to Bob Phillips to review our midstream business.

BOB PHILLIPS, PRESIDENT OF FIELD SERVICES, EL PASO CORPORATION:   Thank you,
Rod.  And good morning.

The midstream business remained strategically important to El Paso. As you know, it sits squarely between our very large production business and our extensive pipeline assets. We drive a lot of synergies between the three businesses, and will continue to focus on driving those synergies and the earnings power out of that well head to burner tip strategy.

Our field services segment contribution was down, however, quarter to quarter, due largely to about $1.6 billion in asset sales which we have completed since first quarter of last year. As you may know, we have sold our Texas pipeline business, our San Juan and Permian (ph) gathering systems as well as several of the gathering assets in the Rocky Mountains. And that of course is reflected in the much lower gathering volume that you see in our operating statistics.

The remaining assets in El Paso Field Services include 22 gas processing and treating plants and a number of small related gathering systems. Our processing plants are located strategically in south Texas where they benefit the production company volumes from the Vicksburg trend, and in south Louisiana where many of our processing plants are located on the A&R and Tennessee pipeline systems, allowing us to be very competitive in the new deep water trend for new rich gas supplies coming from that area.

Processing as a business was down in the first quarter. There are different components to processing. When examining those individually, we actually saw processing improvement in our percentage of proceeds contracts as average natural gas liquids prices increased significantly from about 30 cents to per wide-rate (ph) gallon in the first quarter of 2002, up to an average of 58 cents per gallon in the first quarter of 2003.

Offsetting those greatly improved percentage of proceeds processing agreements were the impact of high gas prices on our keepwhole (ph) and our margin-sharing contracts which are largely located in south Texas and to some extent in south Louisiana.

High gas prices increasing almost threefold from the first quarter of last year made those processing agreements uneconomic. Therefore, in all cases where we had the opportunity, we contractually elected to go into a conditioning mode and/or cut back on ethane recovery. And again you see that reflected in our processing volumes.

The good news is offsetting the lower processing business was a much higher contribution from our interest in El Paso Energy Partners, our master limited partnership which Ron indicated will be changing its name to Gulf Terra Energy Partners on May 15. The partnership contribution to El Paso Field Services was $29 million, up from $15 million in the same period last year. And that of course is reflecting the significant increase in cash flows and distributions from the partnership. We would expect that those distributions would increase as we go throughout the year.

The partnership's midstream business continues to perform very well. It did announce record earnings earlier this quarter. More importantly, the $900 million of deep water trend and platform infrastructure projects that the partnership has underway - and as Ron said has successfully capitalized - those platform infrastructure projects are bringing strategic new gas supplies to the El Paso pipelines in the Gulf of Mexico. And those projects are very much on track.

In summary, the midstream business did contribute free cash flow over approximately $40 million, reflecting lower capital expenditures in El Paso Field Services and the increased distributions from the partnership.

And with that, I'll turn it over to Dwight Scott.

DWIGHT SCOTT, CFO, EL PASO ENERGY CORPORATION:   Thank you, Bob.  Hello,
everyone.

I am going to start on page 17 which is titled Merchant Energy group results.

The Merchant Energy Group - as Ron pointed out - had a mixed quarter. Our power business and our petroleum businesses both performed well. Power was right on our plan for the quarter. And petroleum was well above our plan. As a matter of fact, petroleum was above our full-year plan on this quarter alone.
In the case of petroleum, that was driven by margins both in Eagle Point and Aruba and good results there.

Our trading as you see here was below our plan. We had highlighted for you the last couple of calls that we expected trading to be at the high end of our full-year range and probably beyond it. Certainly this quarter it was. I'm going to go into the more detail in the next couple of pages on what was going on in the trading business.

As a matter of fact, if you would turn to the next page - page 18 - I'll talk of a couple of things that happened in the quarter.

You will remember that we - in our February call we were going to going to manage this business for cash, and we were going to manage to liquidate this business. With the downgrades in February, we really focused there. And that was further - that focus was further pushed by the gas price movement. So we really did a lot of things this quarter that caused earnings losses but protected our cash position. For instance, we had cause to sell or terminate positions early that we did to conserve working capital. That cost us 34 million in the quarter.

For instance there is our load-eye (ph) storage position in California. We had a loss of about 16 million on the action of that position. We did that because our full-year loss looked to be about that amount. And we decided to take it in first quarter by getting out of the position. Therefore, we did not have to put working capital to use for adequate assurance.

We also had losses on our gas transportation and storage positions. These are effectively - had been hedged in our mark to market portfolio. Now, many of the positions are not mark to market. They are accrual. And hedges are still mark to market.

With the basis blowout, particularly in the East Coast, that caused a significant loss on our hedges that was not offset by our accrual book.

We also had a change in our forward mark to market value as gas and power positions - as our derivative positions moved out of the money. That was 33 million. And we have a current G&A expense - or we had a current G&A expense in the quarter of about 35 million. We are depreciating our European business over the six months ending June 30. And then we're also depreciating our assets in our domestic business for a year in 2004 expected to exit of the business. That caused that - that caused the increase.

We do expect it to be about that level in the second quarter and then decline. And I'll talk of why that is important, because that's one of the assumptions we make in looking forward on the earnings of this business.

If you would turn to page 19.

I'm happy to report that we made real progress in the liquidation of our trading business. Our positions reduced by about 33 percent from 40,000 positions at the end of the year to 27,000 at the end of the quarter. We expect that to continue to reduce by more than 50 percent by the time we exit this year. And we hope to certainly do better.

We did reduce our transportation portfolio by 50 percent. As we were downgraded and had to prepay for gas, it is not efficient for us to ship gas if we have to buy it prior to shipment or have to pay for it prior to shipment and not receive payment for some period. So we'll be getting out of all of those position, except for some that are important for Rod's business as delivery mechanisms.

And we also reduced our storage portfolio by 56 percent. We have reduced it significantly further now. And we will be out of the storage business. It has the same issue for us. It's a use of working capital. And while it has been a good business and certainly looks to be set up to be a good business going forward, it's not certainly we're going to stay in. And Ron mentioned we sold our European natural gas booker.

In summary, it was a difficult trading quarter for our business. A good quarter for the rest of our merchant trading businesses. And I'll talk more later of what we expect going forward.

If you would turn to the financial review. That begins on page 21.

First, I'd like to make a couple of points about the financial presentation. We had a very good first quarter. It was a difficult quarter. We made a lot of progress in some very complex financings.

We are dealing with some - with all the things that we told you we would deal with. And we think that we will continue to make progress every quarter for the next several quarters.

We have made - we tried to provide you in February and again in March with some more guidance on how to model this company. And I think as I go through this presentation, I'll try to point out to you what we've said before and how it would have made it possible to model this quarter for the company. I know that's important to many of you. We will also give some more detail here on our debt and where we think it is going.

Slide one - or slide 21 is a first quarter earnings summary.

You've heard about each of the businesses. I would like to point out, again what Ron said which is on a sequential quarter basis, all of our businesses had an improvement in first quarter.

There are a couple of other things I'd like to point out here.

Our corporate and other segment loss of 46 million included 33 million of losses related to our - to some unhedged exposure we have in the Euro dollar/dollar exchange rate. We have $1 billion of financings that have exposure of that. And we've only hedged a portion of it. That cost us 33 million or about four cents a share in the quarter. And that's - you know, obviously something that we will see moving around during the year unless we put those hedges back into place.

We also have some losses - in that number is included in our telecom business. And we've talked about - and I'll talk about some more - getting out of that business or doing a joint venture with that business. And we expect the losses to decline significantly throughout the year.

The interest expense here does reflect the fact that we did some higher cost financing in the quarter. And as we shift some things that were like Electronic Gemstone that were off balance sheet, on balance sheet, we expect to see an increase here. And it will begin to then drop back down as we pay off debt.

If you turn to page 22, just to discuss the nonrecurring items.

Eagle Point is the announcement refinery sale. We announced that sale in the quarter. We are going to sell the business for about $130 million. That will result in significant impairment as we'll talk about further. We're going to get out of the petroleum business altogether. The two refineries have large embedded losses. This is obviously the first of the two.

We expect to recover not only the cash that we sell this asset for, but about 140 million in working capital when we sell this asset, which makes it a much more important transaction for us than the purchase price might indicate.

We also impaired out investment in Electron by $207 million pre-tax on the quarter That was below the range that we had provided in the last couple of calls. We had provided a range of 200 or 300 million after tax.

What we - and also important to note that both the Eagle Point impairment and the Electron impairment was included - all of the impairments, as a matter of fact, were included in the guidance when we went out with our guidance of a break-even on a reported basis this year. They were all included in the dollar of nonrecurring charges.

Electron impairment came a quarter earlier than we had guided. The reason is when we made the $1 billion investment to off the debt, we determined that that was the appropriate time to test for impairment. We did. What we looked at was the counter-parties that we had contracts with. We looked at the assets themselves. And the reason for this impairment is we have a couple of counter-parties who have significantly weakened credit profiles. And therefore we have to discount that value. There was a general increase in discount rates for power assets - even contracted assets.

And finally, our decision to exit the restructuring business. As we acquired a number of these assets, we had acquired them, expecting to restructure them and have an uplift on return. Since we are not going to do that, we had to look at a higher discount rate. And that was the result - that all resulted in the charge.

We also had $44 million of one-time costs to restructure our LNG contracts. That was a large one-time cost in the quarter but was a very important transaction for us. It reduced both our cash demand in the quarter and our potential exposure on a long-term contract. And we thought that was a very valuable transaction.

If you turn to page 23.

Our first quarter cash flow. We had $585 million of cash flow or funds from operations before working capital changes and other. We had 674 million of working capital changes use. And that was about consistent with last quarter - I mean last year's first quarter.

I will go into much more detail there. I know that's important for investors.

We spent $477 million net in our investing activities. We break out the pieces of that. And obviously you'll see it in the 10-Q. But 170 million of cap ex in the quarter. We invested $1 billion in our Electron - to pay off the debt. Then we had about 1.5 billion of asset sales proceeds we received in the quarter. So that sets out to $500 million use in the quarter.

Turn to page 24.

Talk about a little bit more detail on the working capital use. And this get to the issue of, you know, how to model the cash uses of the company.

We had talked to you in the February meeting - and I think even before that
- about what our - impact of our hedge margin and our trade book margin would be with gas price movements particularly in the first quarter as we saw gas prices increase pretty dramatically. We had guided you to 40 million for each 10 cents move. That would have indicated - since the 12 month strip moved 54 cents in the quarter, that would have indicated a $216 million use. We actually had a $350 million use.

The increase was for a couple of reasons. One is the curve using a 12-month strip not exact. The forward part of the curve or the front part moved more dramatically. And the other is we have some basis positions in other things that moved a little differently than we - than the gas price - just the gas price move would have indicated.

We also guided that we would have stress demand. We had stress demand of
1.8 billion at the end of the year. And we expected to get to 2.2 billion when we were downgraded the second time we came out and reiterated the 2.2 billion. So that would have indicated another 400 million for the quarter. It turns out to be 275. And we think we're kind of done with the stress demand for some period.

Our normal first-quarter use is 50 million. And we were right in line with that.

So overall, we would like to not have seen this cash use. But it's - it's primarily related to the gas price movement and ultimately that is a positive for us.

If you turn to page 25.

We do expect to recover this working capital that we used in first quarter plus some.

We will be recovering - we will use and we already have begun to use - and you'll see on the next slide - 500 million of the new letter of credit capacity on our $3 billion facility to get some of our collateral back out of the trading book. What we have done is focused on our weaker credit counter-parties to pull our cash out of the hands of our weaker counter-credit parties and get that cash back into business.

We will have 225 million of roll-off of production hedges and also 300 million impact of higher prices on production or production hedges.

Let me stop there for a second. What that means is if gas prices did not move again after the end of the first quarter, we would have - we will have roll-off of production hedges. In other words, we'll receive the cash margin back as we produce under the production hedges of 225 million. And the 300 million at that point would have come through operating cash flow because it was a higher price than we had forecast originally.

What happens in the real world is gas prices go up. We may have more margin in the interim period. But we'll get higher prices as we produce our gas. And we'll recover that over a different period depending on what price does.

We do expect is to have negative 60 million in cash go out in settlement to the trading book for the remaining part of the year. And you can see that breakout in our operating stats book.

And then we have 200 million. Most of that is Eagle Point that we expect to recover working capital out of our petroleum asset sales.

Turn to page 26, our liquidity update.

Our liquidity has been consistent throughout this year at about $3 billion. There was significant concern about that in the early part of the year. We're very happy with that proposal. We do expect to - you know, we like to operate in the range of $2 billion of working capital. And as you all know the $1 billion facility expires in August of this year.

What we're doing right now is we're moving the letters of credit out of the $1 billion facility into the $3 billion facility. And we expect to pay off the outstanding portion of the - at least pay down the outstanding portion of the $1billion facility this week and leave that as outstanding but undrawn as we move into August.

The next step for us is paying off the $1.2 billion term loan we did in March. And you should - as we have talked about we expect to do that in the capital markets. And we'll have an announcement about that very shortly to take that out and take those maturities out of our profile over the next couple of years.

We talked about a three-step process. The first thing to deal with our liquidity. I feel like we have done that. And really the next slide begins to talk about the debt reduction which is the second step of our process.

We did have a net reduction of - I'm sorry a reduction of net obligation senior to common of approximately 350 million during the quarter. That's a
- I think a very good accomplishment given all the things that were going on with this company in this quarter.

Our cash - and when I say net, I'm saying that's net of cash. You see here a continued migration - and we have talked to you about this - a continued migration of our minority and preferred interest and guarantees. Those should both continue to come down over the year, while our financing obligations and notes payable go up. And that's because all the pieces you'll see for us move into debt over the year or most of the pieces.

By the end of the second quarter, we will have addressed at least most of our complicated debt issues. And our balance sheet will be a lot simpler to understand. In the next page I'll talk of what you should expect there. We do have our bank covenants. You can see the debt to total capitalization did go up and that's to be expected as we have a shift out of the minority interest. And preferred interest into the debt. We do have significant flexibility within our 75 percent debt to cap ex. We have noncash charges we have protection against those and we also nonrecourse debt. We get to not continue in the capitalization and most of the debt we'd expect to come on the consolidation of Electron Gemstones is not debt.

If you turn to page five, this is - I'm sorry, page 28.

The balance, what we have here is laid out for you what our balance is of debt. Minority interest and preferred and guarantees were at March 31. That adds up to $24.7 billion. And then I'll just walk through the pieces. We have consolidated now the Gemstones notes. We bought out the 50 million of equity. So it brings on 950 million of debt. And that debt was already in those guaranteeing - guarantees that we talked about so that comes out of the guarantees. There's 75 million on the Gemstone assets. That will come on the balance sheet as well.

Electron does have project and restructuring debt of 1.6 billion as of March 31. That will come on to our balance sheet. It's nonrecourse to us, but it will come on to the balance sheet. We have about 800 million of intercompany eliminations that's obligations we had to Gemstone or Electron that will go away the consolidation. Then the helping sale which we have announced a sale of our Linden power plant, it has 600 million of private financing. That's included in the 1.6 billion above.

That may or may not happen in the second quarter. That may be a third quarter event for us. We also when we get our bank refinancing, we turned our Clydesdale minority troins debt. You can see there in the next line the debt increases the minority interest decreases. We guaranteed our operating leases through the same collateral packages as the banks. That will cause them to come on balance sheet. Then we have a small social security preferred interest that will likely come on with the FAS 1046.

So those are all the things that we think will be changes in our balance sheet. Its pro forma for March 31 because it doesn't impact any debt reduction we have in the second quarter, but these are all the events we think will happen in the second quarter.

We may have - we do have in the preferred number you see there, the 900 million that's really three - two convertible securities and one straight. The two convertibles are - may turn into debt with the FAS 150 changes. We are not sure yet. But that would not be an increase. It would be a shift between the categories.

Page 29 is - as Ron talked about what we're doing to reduce debt over the next year or two. We are ready for this. We have been working very hard to get ready for this and I think we'll move this as quickly as we can. there will be some balance sheet and earnings pain primarily because we put Aruba and Telecom in our expected asset sales proceeds here. Aruba has a 1.3 billion book value and Telecom has about a 350 million book value.

We expect to receive significantly less than those two values. And therefore, we'll have a charge at some point during the year for that. This plan will take us probably through the end of 2004 to complete. As a matter of fact, the conversion of the equity security units is August 2005 event. But that certainly structurally is going to happen one way or the other.

I think we've shown an ability - a unique ability to execute on asset sales and therefore I feel confident that we can meet our exceed these targets. This does assume that our cash flow and capital investment for the next 18 months is approximately equal. And we - as Ron said - we're working hard on the plan to come out and talk to you about how we're going to have free cash flow and significant free cash flow which will improve this plan.

Our asset sales - the other asset sales category is the only thing that's particularly new to the investment community that's 2.5 billion. That's primarily Aruba. Our domestic power assets, mostly the contracted assets and certain miscellaneous assets, our Telecom hotel, our LNG - certain of our LNG contracts - and other assets.

The debt at the end of this period - the 17.7 - includes $1.9 billion of nonrecourse debt. Those are primarily contract financings that we did in our contract restructuring. We have talked to you about selling those down. It's taken us longer than we would have expected. But certainly over time we expect to reduce the size of that nonrecourse portfolio as well. 15.8 is still higher than we believe we should be, and that's what the long range planning committee is all about.

If you would turn to page 30 I believe.

I'll talk about our EPS outlook. Our current - we believe that the current FirstCall estimate of about 87 cents is a more appropriate number than the $1 we had discussed before. That's for ongoing earnings. You'll recall that we had discussed $1 of ongoing earnings and $1 of net loss to have a reported target of a break even.

We still think that the $1 of net loss, excluding some of the things I'll talk about in a second makes sense. But we think we're more like 87 cents for the year. The upside in that number is based on as Ron - as Rod talked about if his production rate moves more towards the original 550 and his gas prices stay where they are, we have an upside to the 87 cents.

The downsize to that 87 cents is as we move out of trading and if we determine that we need to continue to take some losses to exit some positions, we could be somewhat below.

This does not model the impact of discontinued operations. As we sell assets, we may move some assets, particularly the petroleum assets into discontinued operations.

Let me walk through at least a couple of things to talk of why we're making this change.

First of all, our Pipelines had a strong first quarter. And therefore we expect them to be at or slightly above the top end of our range that we talked about. Production should be at or above the top end of expected range, even with the lower production rates because of gas prices. We're using the - about 550 per BTU for the remainder of 2003 which is a strip of a couple of says ago. It's higher, the strip is higher now.

Midstream is at the low end. And that's primarily due to gas prices as Bob talked about. So that will be offset by earnings in the production company.

We have modeled in this case trading losses in our trading business of about $100 million for the rest of the year. That is the G&A costs. So we have assumed we're able to break even in the business with the exception of covering the G&A.

LNG and petroleum will continue to have - it looks like a positive second quarter. Eagle Point will go away at the end of the second quarter or sometime thereabouts. And we will be - we'll have Aruba until we can sell that asset. It currently still has positive margins. But the dark - I mean the heavy light spread has tightened.

And the power we still have - we're still sort of on track for the mid point of our expected range.

There may be a couple of charges - there will be some charges in addition to those we talked about. Primarily Aruba Telecom and charges related to our cost cutting. We are going to try to get as much of our cost cutting done this year as we can. And those charges, hopefully, those charges will flow into this year. As I talked Aruba has a book value of 1.3 billion. Telecom has a book value of approximately $365 million. And you should expect us to take a charge for some portion of that during the year.

With that, I'll turn it back to Ron.

RONALD KUEHN: Thanks, Dwight. As I said at the outset, our core businesses performed very well in first quarter and are continuing to do so. Over the past few months, we have made good progress and we believe this momentum will continue.

The goals we need to accomplish are very clear. We will drive down our cost structure and obtain at least 400 million of cost savings and business efficiencies by the end of '04. We will aggressively reduce our debt. We will continue to sell assets and recover working capital in addition to reducing our debt with a goal of restoring our investment-grade rating. We will optimize and streamline our business and put the company in a position to generate free cash flow.

In short, we will restore the value inherent in what I believe is the finest set of natural gas assets anywhere in the world. To be sure, we have challenges. But we have already faced a number of them and I am confident that we will succeed in delivering value to our shareholders.

With that, we will now move to the Q&A. I'd like to remind all of you that the primary purpose of today's call is to talk about our earnings and our outlook. You saw that we filed our definitive proxy and we will not be taking questions on the Wyatt Zilca (ph) proxy contest.

And with that, operator, we will begin to take questions.

OPERATOR: Thank you, gentlemen. The floor is open for questions and comments. If you do have a question or comment, please press the numbers one, followed by four on your touch-tone telephone at this time. We do ask all participants to please utilize the handset for optimum sound quality. Please hold as we poll for questions.

Our first question is coming from Carol Coale of Prudential Securities. Please go ahead, ma'am.

CAROL COALE, PRUDENTIAL SECURITIES: Hi, good morning. You had a very thorough call. And I appreciate that. You answered a lot of questions. But I had few specific ones. In your guidance, down from $1 to 87 cents - and I assume the consensus range could come down since there were some outliers in the upper end of that.

If I recall your gas price forecast was around $4 when you were giving previous guidance. I under stand you're looking for lower margins in midstream, although those might improve now that gas prices have tapered off a little bit, although I understand that crude has come down in slippage (ph) of (ph) price as well. And the trading losses don't sound like there's really been any major change there. And Aruba if anything should be stable going forward. So I'm not really seeing where the change in the guidance is coming from. That's number one.

Two, just specifically, you touched on the impact of FAS 46 to your balance sheet on slide 28. And I was just wondering if you could give me a little bit more clarity on what the impact of that would be when you adopt that this summer.

Thanks.

DWIGHT SCOTT:   Sure.  Carol, hi.  It's Dwight.  On the guidance, the primary change for us is we had originally had gone out with a top end of the range for trading of 125 million of losses for the year. And obviously with the loss in first quarter and our expected losses of about 100 million more for the rest of the year we're well above that high end of the range.

The rest of the businesses are generally in the range with the exception - and an offsetting exception - of petroleum which we had modeled as a break even business for the year. It's obviously had a better first quarter. And we think it can have another - at least another positive quarter in this quarter. So there is a - something of an offset to the trading loss in that number.

Production is the other - the other thing that's changing though, the things that are changing there is we're still - we are looking more at 525 type of production rate. And we're using the current forward curve which is about $1.50 above the $4 that we had used before. So those are all the things that are playing in there.

On the consolidation, you know, we would have had a much bigger impact if we had not already consolidated Electron and Gemstone in our two big leases
- the Lakeside lease and the Aruba lease.

Other than that, the only thing is this Coastal Securities. It's a preferred security. It will move from a preferred security to debt and it's actually due this year in the fourth quarter anyway. So it will go away, you know, before all of this is that important.

But those are the only impacts we currently see from the FAS 46.

CAROL COALE: OK. Just one more question related to Aruba. I know that you have been operating at below average utilization rates. I think about 50 percent of capacity. Do you have what your current - or what your first quarter and then current utilization rates are at that refinery?

ROD ERSKINE (?): It's currently about 200,000 barrels a day. It's been below that probably about 180 for the first quarter or so. We have been - we continue to run at below its capacity. I think operationally it's getting to where it can run its capacity. We have not wanted to put the working capital into it since we have had to be prepaying for crude through the first quarter. To the extent that we can have a reasonable cost of working capital to put into the refinery we may run it at a higher rate.

DWIGHT SCOTT:  (OFF MIKE).

CAROL COALE:   OK.

ROD ERSKINE (?): I'm sorry, it was 169 average for the quarter.

CAROL COALE: One sixty-nine. OK. All right. I'm going to stop there because I'm sure there's a long list of questions. Thank you and looks like a better than expected quarter.

DWIGHT SCOTT:  Thanks, Carol.

OPERATOR:   Thank you.  Our next question is coming from Dylan Windham of
Pimco.  Please go head, sir.

DYLAN WINDHAM, PIMCO: Good morning, gentlemen. My first question is could you provide any update on the movement to file some of your production companies, to have them file their own SEC docs?

DWIGHT SCOTT (?): I believe what you may be asking about is we have talked about on this $1.2 billion term loan that we did, we talked about having those - taking that out in the capital market's financing. And I think we will be out very, very shortly on a takeout. That will result ultimately in one of our production companies having an - being an SEC registrant. That's El Paso Holdings Company which is the assets underneath El Paso Corporation.

DYLAN WINDHAM: And may second question is on the power assets that you have remaining, you made the comment that most are contract. Can you give any more color on what percentage of what you have - what you haven't announced already is contracted versus non-contracted?

DWIGHT SCOTT (?): Of the billion - of the - of the number that we're expecting for the incremental sales, I think it's about 20 percent of that is non-contracting. The rest is contracting. Most of the value in our assets are contracted. I don't know how to break it out on a megawatt basis though.

DYLAN WINDHAM:   Thank you.

OPERATOR:   Thank you.  Our next question is coming from Jeff Dietert of
Simmons.  Please go ahead, sir.

JEFF DIETERT, SIMMONS: Good morning. In the 10-K you talked about the trading book not trading or selling assets at below fair value. And you gave a $200 million number as potential downside. And it looks like the forward trading book and the accrual portfolio - both the values deteriorated relative to what was in the 10-K.

Can you talk about the value of the trading book and the accrual book, and where you expect those to fall out now?

DWIGHT SCOTT (?): Yes. What we did in the 10-K was we tried to give a sense of if we were to liquidate in a reasonable market, what that we felt that value would be. And that was the incremental $200 million.

In first quarter, a fair amount of the loss was pure mark to market. And that just changed because of fixed price changes, primarily gas prices. We did liquidate some positions, particularly like load eye (ph) that I talked about. I do not have the math as to where we liquidated load eye (ph) versus where we thought that the liquidation value of load eye (ph) was.

JOHN HARRISON (ph), el paso corporation: Actually it was pretty close.

DWIGHT SCOTT: John Harrison (ph) is here. He's saying it was pretty close to what we assumed in that number. But there's no question that we had losses in the quarter that were almost equal to that. The primary reason for that is really mark to market.

In other words, our hedges on our transportation and storage marked negative. The transportation storage should have marked positive. But they were of course accrual and no longer mark to market. And so I'm not answering your question very well, but it was not - it has not changed significantly as to what we think we can liquidate this book for. You know, there's not a market to liquidate this book right now, but were there a market.

JEFF DIETERT: It looked like both the forward trading and the accrual books went negative relative to at least the accrual portfolio was positive by 400 million or so, and now it's negative 117. That looks like a pretty big swing. Is there anything you can add to ...

RONALD KUEHN: I think at the end of last year, both of those books were a combined negative position of about $118 million. Now, they're about 150 worse than that. And as Dwight said, that is primarily just as a result of lower price changes against those positions.

JEFF DIETERT:   OK.  Thank you.

OPERATOR:   Thank you.  Our next question is coming from Scott Foler with
Morgan Stanley.  Please go ahead, sir.

SCOTT FOLER, MORGAN STANLEY:   Good morning.  I had two questions.  And they
both relate to cash flow and to debt paydown.

The first question is looking at your program for debt pay down, as Dwight suggested you're assuming that cash flow equals cap ex. It we look at `03-'04, it looks like cash flow from operations excluding working capital is a couple billion, cap ex is still about 24 to 25. It looks like particularly high was cap ex last year at least and the E&H the F&D cost are up significantly as you all know.

What kind of ideas are you all currently proposing to bring down your capital expenditure? Because that seems to be one of the major - you know, one of two keys to actually deleveraging. If you could comment on that first, please.

DWIGHT SCOTT: Yes, Scott. It's Dwight. That is really part of what we're going through the long-range planning committee. And what you'll see this year - and I think the first quarter is indicative of this - it is likely that we'll come in below the 2.that we gave. We're not ready to revise that guidance, but I think we'll come in below the 2.6. So that's one thing.

Two, is I think as our cash - our cash flow before changes in working capital ought to be a little higher than what you said especially in the gas price environment. Finally what we're doing with the long range planning committee is looking at things line international E&H operations that we are spending capital in now that is not providing significant cash flow. We're reviewing those very carefully as to what we do in the long term. Included in our cap ex a couple of hundred million dollars for power and petroleum that as you can see here we're largely exiting the businesses.

It's piece by piece analysis of how we reduce the capital and make sure we create the most valuable company we can with the core earnings.

RONALD KUEHN: This is Ron too. In addition to what Dwight just said, was we're looking at joint ventures in the E&P companies. We're looking at farmouts. So we're trying to keep our level of activity close to where it is at least domestically. But we're looking for ways to finance it other than out of our cash flow.

SCOTT FOLER: But at the end of the day, Ron, how much of a accident do you think you can make in bringing your F&D costs down - the drillbit cost down from about 256 in '02 of just looking at the 10 K?

I guess how much came from international, because that could be such a significant difference to your cash flow.

ROD ERSKINE: This is Rod. The 256, the number you're looking at there had a lot of reserve adjustments and so forth in it. Our actual run rate on our finding and development costs has run in the $1.30 to $1.40 range, pretty consistently. But because of the significant amount of coal bed methane reserves we think we'll add this year, I think we'll be even well below that number for F&D costs.

So I would expect our F&D costs this year certainly to be no higher than $1.40 and then hopefully will be closer to the dollar number. Because a significant amount of our - of our program, not as much of our capital A lot of our program is going to be in coal bed and methane which has a very low cost. Ad the discoveries we're making, at least our run rate here in the first quarter we're having significant success. So we should have a pretty good year here on finding and development cost. Certainly, at least first quarter - first four months here we've had significant success well above what we projected.

SCOTT FOLER: Yes. And then my second question - the last question, regarding what you all talked about - Dwight, what you all alluded to earlier, your debt balance. I like your program of bringing it down to the 17 billion.

It looks to us like to get really scaled down to where you can service pretty well out of your cash flow that your debt would need to be down maybe 12 or 13 billion by our estimate. Maybe that's a little bit more than you think. But, you know, that would suggest maybe $3 or $4 billion of another supplement to your cash. And I guess is there other assets that can be sold?

Would you consider to do doing a debt for equity swap? Are you all not even ready to go into all that yet?

And then when you talk about your long range plan, does it include - I mean are you comfortable with getting it down to 17 billion? Or would you like to get it down to 13 or 14 billion? Or maybe just color that in?

RONALD KUEHN: This is Ron. And that's what the long-range planning committee is all about. We would like to get it below the number you mentioned. We think the right number is somewhere in the neighborhood of 14, maybe 13. And it will depend on what comes out of the long-range planning session, because there's a balance between selling some assets or doing some other things that may reduce revenue and cash flow. And paying off debt. So that's what the long range planning committee is all about.

SCOTT FOLER:   OK.  Ron, when you are going to wrap up the long-range plan?

RONALD KUEHN: We're working very hard at it. We've had four or five meetings of the committee. We have two mere meetings of the committee scheduled here in the next two weeks. We would like - we have set ourselves a deadline of the end of July. But we'd like to beat that. And I think we're making very good progress and possibly could beat that.

SCOTT FOLER:   OK.  All right.  Well, thank you.

DWIGHT SCOTT:  Thanks, Scott.

OPERATOR:   Thank you.  Our next question is coming from Eric Johnson of
Deutsche Bank.  Please go ahead.

ERIC JOHNSON, DEUTSCHE BANK:   Hi, Dwight.  A quick question regarding the
Gemstones on slide number 28. Did you say those are currently on balance sheet?

DWIGHT SCOTT:   Yes.  Gemstone, we consolidated in the early part of the
first - of the second quarter. They were not on the balance sheet ended March 31 numbers. They're on now.

ERIC JOHNSON:   That's it.  Thank you.

OPERATOR:   Thank you.  Our next question is coming from David MacCarrone of
Goldman Sachs.

DAVID MACCARRONE, GOLDMAN SACHS: Thank you. Dwight, I wanted to follow up on page 29 - the $17.7 billion obligations, senior to common - and trying to get an idea of what sort of cash generation given that targeted business mix you're going to be generating at that point. And basically, how you can go about achieving your targeted credit ratings and substantially improving your credit ratios without some sort of equity injection at this point.

DWIGHT SCOTT: Yes. Just to talk about that. This does not assume - this assumes we keep all of our pipeline business, the vast majority of our production business, and our midstream business.

Our pipeline businesses are free cash flow generator with probably - even with significantly more debt on it than it has today. Our production company certainly in this price environment is a free cash flow generator and we have been running it that way through asset sales. Then our midstream business is all free cash flow. We don't have significant capital invested in that business.

So - and off setting that is most of our merchant businesses right now are not providing free cash flow to the company.

So most of that 2.5 billion of asset sales that you see there are not currently providing a lot of cash flow. If we use that to pay off debt, we think that is a net positive on a - from our standpoint.

You're asking about a debt to capital ratio. And I think that's a reasonable question. But we are working to get our - we are looking at the core cash flow capacity of the businesses to look what kind of debt (ph) we want. We're not looking as carefully at our debt to capital right now.

DAVID MACCARRONE: I guess I'm more concerned of operating cash flow to debt and getting a sense for that. Because the balance is the function of GAAP accounting. Can you give us a better sense for as you're selling these assets how dilutive you expect those asset sales to be and basically what your ongoing free cash flow will be given the targeted cap ex?

DWIGHT SCOTT: Yes. We will come out with a lot more detail on that for the long-range planning after the committee. We have not come out for forecast beyond 2003. But if you look at our 2003 forecast, you know, we're really expecting our total merchant business with - given the new numbers that I gave today - to be only slightly positive from an earnings standpoint, from an EBIT stand point, and a little bit better than that from a cash flow standpoint.

So most the assets that we're selling are not significant cash flow generators today. So our interest coverage should go up through this program, not go down.

DAVID MACCARRONE: OK. And just to maybe rephrase the final aspect of the question. With respect to us reissuing some sort of equity, can you see getting to the investment-grade type ratios in the next couple of jeers without that sort of issuance?

DWIGHT SCOTT: You know, we have not finished that analysis. We're certainly not in a position where we're thinking about issuing equity at this point in time. But - and we think we can get certainly to the position where our company can be - can support itself and meet its capital needs and grow without doing that. But, you know, we have not done analysis out that far.

DAVID MACCARRONE:  OK.

DWIGHT SCOTT:  Complete analysis.

DAVID MACCARRONE:   THANK YOU.  THANKS.

OPERATOR:   Thank you.  Our next question is coming from Anatole Faeygin of
J.P. Morgan.  Please go ahead.

ANATOLE FAEYGIN, J.P. MORGAN:   Good afternoon, everyone.  Dwight, I was
wondering if you can reconcile a couple of numbers.

You provided a very interesting disclosure related to your trading book which is that 800 million is scheduled to - of collateral is scheduled to be returned in '03. Also in previous presentations you had a number of six to seven million tied up in the LNG and petroleum businesses.

With the sale of Eagle Point and potentially Aruba this year as well, with sort of ring-fencing (ph) some of the LNG commitments with this $120 million that you guys posted to restructure the contracts, it would seem to me like a substantial - substantially larger amount of collateral should be coming in than, you know, roughly the - I guess 700 million or so that I would break out from slide 25.

So can you just reconcile those for us?

DWIGHT SCOTT: Well, our net - the problem is when we gave you these number most of the capital had gone out. The last time we came out was in our February presentation. I think we updated them verbally at least in our March presentation.

Our production hedge cash use has gone up slightly since we came out in that February presentation. Our merchant trading portfolio has stayed about where it was since that presentation. And our petroleum business we have gotten a little bit of that working capital back, but not much. So all those numbers are about the same.

What - if you look at our - if you look at petroleum, we spent about five to six hundred million, if I recall correctly - I don't have that here in front of me, Anatole. But about 200 million we expect to get back this year. We have gotten about 35 million back so far, so about 250 million total this year.

Most of the rest of it is Aruba. And that - we have not projected that coming back in at this point yet or the timing of that coming back in. It's somewhere in the $200 to $250 million range.

ROD ERSKINE (?): These numbers that he's looking at only relate to the trading business. So anything associated with petroleum and otherwise is not included in the ...

DWIGHT SCOTT:   Anatole, did you get that?

ANATOLE FAEYGIN:   Yes.  So that's different issue.  And I appreciate that.
So the petroleum has this 600 million, where 200 million you're saying is going to come in with the sale of Eagle Point. And the rest is primarily Aruba.

Now, the 800 million, 792 in the trading book, how does that reconcile with I guess the 500 million that's the first bullet on page 25?

DWIGHT SCOTT: Well, that includes that. The 792 does include our assumption that we use some letters of credit to pull that back. As a matter of fact, we have done a fair amount of that already. Almost all of that is done now. Then the rest of it is the production hedges coming back, that's in that portfolio. And that's together on my slide is 525 of - I mean 725 of the 700 what's the total in the others? Of the 792.

ANATOLE FAEYGIN:   Understood.  So the production hedges are included in the
792.  It's not just the trading number?

DWIGHT SCOTT: Yes. Anatole, the production hedges in the cash use from the production hedges actually are in the trading book despite the fact that they're production-related transactions.

ANATOLE FAEYGIN:   OK.  Great.  So the last question then on the - if memory
serves, you posted 120 million on the LNG contracts that you would potentially get back if those ships are recontracted at comparable or higher rates?

DWIGHT SCOTT:   Yes.  I think we can get back up to 80 million of that 120.
I don't think we can get the whole 120 back in. Greg's not here right now. But it's - I think it's 80 million that we can get back if we contract those ships at a better rate than the...

ANATOLE FAEYGIN:   But that's not included in the forecast on page 25?

DWIGHT SCOTT:   No.  We do not assume that we do get that cash back any time soon.

ANATOLE FAEYGIN:   Great.

DWIGHT SCOTT:   Operator, let's take one more question, please.

OPERATOR:   Thank you, gentlemen.  And our last question is coming from John
Edwards of Deutsche Bank.  Please go ahead, sir.

JOHN EDWARDS, DEUTSCHE BANK:   Yes, hi.  Can you tell us on your sales of
your power projects how much of those you're expecting to be international versus domestic?

DWIGHT SCOTT: A small - a relatively small portion of our - both of our announced $3.4 billion and our incremental sales are international power. We are expecting that most our international power we're going - particularly our Brazilian assets and our Asian assets we're going to put our heads down and make those as valuable as we can.

JOHN EDWARDS: OK. And then are you - are you - is there any other off balance sheet debt that's going to be brought on to the balance sheet? I mean, is this what you've got here? Is this everything or are there other things coming on?

DWIGHT SCOTT: John, what we're trying to do here is show you everything that we think is going to come on to the balance sheet. We think that we can maybe do better than this with selling down some of the non-recourse assets that have project debt on them. But we do not think it will be worse than this.

JOHN EDWARDS:   OK.  OK.  And then...

DWIGHT SCOTT: And I want to just point out, you know with the exception of some the non-recourse project debt at Electron this has been in our numbers we have been talking about several quarters now.

JOHN EDWARDS: OK. Great. And you mentioned the - I missed it but you mentioned the Telecom book amount?

DWIGHT SCOTT: It's 365. And let me just be - let me be clear about that. That is our Texas business. It has about 365 million of book value in it. Our Lakeside facility up in Chicago has 275 million in basis and we already included - in the numbers that we have given and the guidance we have given is an assumption that we write that down when we consolidate it by 115 million if I recall correctly.

JOHN EDWARDS:   OK.  Last question.  Just the - could you run through - just repeat for us - so the charges you're expecting for the rest of the year is going to be in what ballpark?

DWIGHT SCOTT:   What we have said is that we expect to have about $1 worth of charges. That's about $600 million after tax. 900 million pretax for the full year. That does not include Aruba. The Texas Telecom business. Or any charges related to our cost-cutting activities. So those are the places where we may - where we will. There's no question we will have a greater charge because of those - because of moving those assets for sale.

JOHN EDWARDS:   OK.  So we should expect higher charges because it excludes those items?

DWIGHT SCOTT:   Yes.

JOHN EDWARDS: OK. And then sorry to take so many questions here at the end, but just this kind of leverage is off David's question about longer-term cap ex. I was under the impression you guys are going to be whittling it down to kind of around the $2 billion range or so? Is - is that reasonable or still going to be part of your long-term planning prose?

DWIGHT SCOTT: That's part of a long-term plan. The one thing that just to be - you know, clear on. Our capital and our pipelines is pretty straightforward. Our E&P capital we just have to decide what level we feel comfortable spending. And that has to do with what business we're in or not in. But we would like - we would prefer to come out with a full discussion of where we're going to be and how that's going to work all at once.

JOHN EDWARDS:   OK.  All right.  Fair enough.  I'll just - well, I follow up with the other questions off line.

DWIGHT SCOTT:  Thank you.

JOHN EDWARDS:  Thank you, very much

DWIGHT SCOTT:   Thank you very much.  All right.  That will conclude our
call. We very much appreciate the time you spent with us this morning, and if you have any other questions just please call us. Thank you.

OPERATOR:   Thank you, ladies and gentlemen.  This does conclude this
afternoon's teleconference.  You may disconnect your lines

END